Petrol Oil and Gas, Inc. Reports 30% Increase in Third Quarter Revenues

Thursday November 9, 4:00 pm ET

OVERLAND PARK, Kansas--(BUSINESS WIRE)--Petrol Oil and Gas, Inc. (OTCBB: POIG - News), an independent oil and gas company with operations in Kansas, today reported its operating results for the third quarter and first nine months of 2006.

For the quarter ended September 30, 2006, revenue increased 30% to $1,947,729, compared with $1,493,770 in the third quarter of 2005. Petrol reported a net loss of $1,491,802, or $0.05 per share, for the three months ended September 30, 2006, versus a net loss of $1,217,384, or $0.05 per share, in the prior-year period. Net loss for the most recent quarter included non-cash depreciation, depletion, and amortization expense of $1,005,939, an increase of 220% from the prior-year period $314,899, reflecting increased depletion on each unit of production due to our increase in capital expenditures and a slight decline in reserves. Third quarter results were also impacted by higher levels of interest expense, which increased to $1,003,794 (vs. $405,826), as Petrol utilized its credit facility to fund drilling and development activities. $355,135 of the increased interest expense was the result of non-cash accretion of warrants.

During the nine months ended September 30, 2006, Petrol reported revenue of $4,988,661, an increase of 11% when compared with revenue of $4,489,872 in the corresponding period of the previous year. For the first nine months of 2006, Petrol recorded a net loss of $5,426,210, or $0.19 per share, compared with a net loss of $3,519,746, or $0.14 per share, in the nine months ended September 30, 2005. The net loss for the 2006 nine-month period included non-cash depreciation, depletion, and amortization expense of $1,939,619, which represented an increase of 116% when compared to $897,003 in the nine months ended September 30, 2005. Nine-month results were also impacted by higher levels of interest expense, which rose to $2,861,886, versus $1,235,349 in the year-earlier period, as a result of higher borrowing in support of increased drilling activities at Petrol's new Coal Creek Project. The loss also included increased general and administrative expenses of $1,769,788, compared with $1,416,115 in the prior-year period, reflecting Petrol's expansion of infrastructure in anticipation of higher levels of production from the Coal Creek Project.

Petrol ended the third quarter of fiscal 2006 with cash and cash equivalents of approximately $8 million, compared with $8.4 million at the end of 2005.

"We are very pleased to report a 30% increase in third quarter revenue, when compared with the prior-year period, which reflects higher production as additional wells come on line, along with more favorable pricing," stated Paul Branagan, President and Chief Executive Officer of Petrol Oil and Gas, Inc. "During the quarter, we made significant progress in connecting new wells in our Coal Creek Project to the Enbridge regional interstate pipeline, and extensive de-watering is currently underway in order to efficiently liberate gas from the coals in this new project. Gas sales from of the Coal Creek Project, which were modest in the third quarter, have begun to increase as we continue to connect additional production wells to the Enbridge pipeline and ramp up our de-watering activities."

Currently, Petrol has 49 coalbed methane (CBM) gas production wells in the Coal Creek Project. Initial water production rates from the CBM wells in this development area were higher than anticipated, forcing Petrol's original three saltwater disposal (SWD) wells to operate at capacity and limiting the number of wells that could be de-watered simultaneously. In late September, Petrol received approval from the Kansas Corporation Commission (KCC) to operate two new SWD wells, and this additional disposal capacity is anticipated to allow all 49 production wells in Coal Creek to de-water faster and more efficiently. This is projected to generate greater revenue from Coal Creek gas sales in coming months.

Petrol's more mature Neodesha Project, which is south of Coal Creek, currently produces approximately 2,850 thousand cubic feet of gas per day (Mcfd) from 97 of its 104 production wells. In 2006 Petrol emplaced 15 new production wells in Neodesha, Nine of those new wells are producing. Two wells were fracture-stimulated with advanced hydraulic techniques and the remaining six wells are on currently on test and will be stimulated in a similar manner later in the year. Approximately 2,000 Mcfd of Neodesha gas production is hedged through March 2007 at an average price of $8.80 per Mcfd, with the remainder of production from the project sold at the prevailing market price.

2006 has been a year in which Petrol confronted a number of operational challenges as it developed the production, gas gathering and processing infrastructure for the Coal Creek Project. The Coal Creek project has the potential for up to 540 producing wells to be drilled on its approximately 92,000 leasehold acres. While these challenges, which ranged from pipeline access delays to excess water production from coalbeds, restricted Petrol's ability to ramp up gas sales earlier in the year as planned, Petrol's optimism regarding the ultimate potential for Coal Creek to deliver value to its shareholders has not diminished in the least. With the primary operational issues being resolved, Petrol believes it is well-positioned for strong production, revenue and reserve growth in 2007.

Petrol will host a conference call at 4:30 p.m. EST today to discuss the financial results and outlook for the balance of 2006. Interested parties may participate in the conference call by dialing 877-803-5726 (international/local participants dial 706-679-6112) and referencing Conference ID 1628850. A replay of the conference call will be available for 30 days, commencing two hours after the completion of the conference call, by dialing 800-642-1687 (international/local participants dial 706-645-9291) and entering the conference ID 1628850.

Petrol is an independent oil and gas company currently involved in the development of oil and natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is quoted on the OTC Bulletin Board under the symbol "POIG." Additional information on Petrol is available on its website at http://www.petroloilandgas.com.

This news release summarizes Petrol's 2006 third quarter results of operations and financial condition and should be read in conjunction with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which contains condensed financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations. Copies of the Form 10-Q may be obtained from the SEC's EDGAR database at www.sec.gov

Forward-Looking Statement: The statements in this press release regarding Petrol's third quarter operating results, the actual number of Petrol's leased acreage, Petrol's ability to expand its production, actual and anticipated market conditions, actual number of wells to be drilled in the Coal Creek Project, the actual number of leased acres in the Coal Creek Project, the actual number of wells in Petrol-Neodesha, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, total funds available to Petrol under its current debt facility, de-watering and other delays at the Coal Creek Project, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Petrol Oil and Gas, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	Unaudited	Audited
Assets
Current assets:
Cash	$8,090,149	$8,435,203
Accounts receivable	1,009,608	613,814
Prepaid expenses	28,040	-
Total current assets	9,127,797	9,049,017

Fixed assets, net	4,198,636	2,444,903

Other assets:
Oil and gas properties using full cost accounting
Properties not subject to amortization	1,280,421	954,002
Properties subject to amortization	22,199,090	13,662,783
Capitalized loan costs, net	808,616	816,329
Deposits	1,932	-
Derivative asset	353,199	-
Total other assets	24,643,258	15,433,114

	$37,969,691	$26,927,034

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	272,219	1,374,938
Accrued liabilities	322,242	151,168
Short-term derivative liability	-	1,183,685
Current portion of long-term debt	11,671,451	2,101,111
Total current liabilities	12,265,912	4,810,902

Asset retirement obligation	858,797	749,618
Long-term derivative liability	-	512,931
Long-term debt, less current portion	16,021,723	12,375,007
	16,880,520	13,637,556

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized,
29,024,470 and 26,890,083 shares issued and outstanding at
September 30, 2006 and December 31, 2005, respectively	29,024	28,890
Shares purchased for services not issued, zero and 740,000 at
September 30, 2006 and December 31, 2005, respectively	-	740
Unamortized shares, warrants and options issued for services	(1,626,110)	(2,380,365)
Prepaid share-based compensation	(68,000)	-
Subscription receivable	-	(75,000)
Additional paid in capital	28,492,551	25,534,113
Other comprehensive income (loss)	353,199	(1,696,616)
Accumulated (deficit)	(18,357,405)	(12,931,186)
	8,823,259	8,478,576

	$37,969,691	$26,927,034

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Operations

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
Oil and gas activities	$1,947,729	$1,493,770	$4,988,661	$4,489,872

Expenses:
Direct costs	556,365	941,418	1,711,719	2,653,270
Pipeline costs	267,809	-	651,731	-
General and administrative	398,373	795,764	1,769,788	1,416,115
Professional and consulting fees	207,251	253,247	1,480,137	1,807,881
Depreciation, depletion and amortization	1,005,939	314,899	1,939,619	897,003
Total expenses	2,435,737	2,305,328	7,552,994	6,774,269

Net operating (loss)	(488,008)	(811,558)	(2,564,333)	(2,284,397)

Other (expense):
Interest expense	(1,003,794)	(405,826)	(2,861,886)	(1,235,349)

Net (loss)	$(1,491,802)	$(1,217,384)	$(5,426,219)	$(3,519,746)

Weighted average number of common
shares outstanding-basic and fully diluted	29,010,350	25,656,528	28,665,768	25,196,538

Net (loss) per share-basic and fully diluted	$(0.05)	$(0.05)	$(0.19)	$(0.14)

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities
Net (loss)	$(5,426,219)	$(3,519,746)
Depreciation, depletion and amortization	1,939,619	897,003
Warrant accretion	938,294	745,026
Accretion of asset retirement obligation	52,779	37,194
Shares issued for interest	203,299	412,797
Shares, warrants and options issued for services	1,024,047	1,299,048
Adjustments to reconcile net (loss) to cash
used in operating activities:
Accounts receivable	(395,794)	(660,955)
Prepaid and other assets	(29,972)	(10,628)
Investments	-	15,778
Accounts payable	(1,102,719)	(274,510)
Accrued liabilities	280,253	587,647
Accrued liabilities – related party	-	(270,000)
Net cash used in operating activities	(2,516,413)	(741,346)

Cash flows from investing activities
Purchase of fixed assets	(1,932,542)	(130,059)
Additions to oil and gas properties	(9,599,771)	(1,199,229)
Purchase of oil and gas leases	(326,209)	-
Release of restricted cash	-	852,346
Net cash used in investing activities	(11,858,522)	(476,942)

Cash flows from financing activities
Proceeds from loans payable	15,000,000	-
Payments on loans payable	(1,211,994)	(462,952)
Proceeds from exercising of warrants	241,875	300,100
Net cash provided (used) in financing activities	14,029,881	(162,852)

Net (decrease) in cash	(345,054)	(1,381,140)
Cash – beginning	8,435,203	1,792,885
Cash – ending	$8,090,149	$411,745

Supplemental disclosures:
Interest paid	$1,624,754	$65,710
Income taxes paid	$-	$-

Non-cash transactions:
Stock issued for oil and gas properties	$615,998	$-
Unamortized shares, warrants and options issued for services	68,000	40,200
Shares issued for debt conversion	963,301	297,833
Shares, warrants and options issued for services	1,024,047	1,189,490
Asset retirement obligation	54,600	206,500

Contact:

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300

Source: Petrol Oil and Gas, Inc.